UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

FEBRUARY 10, 2005

Date of Report (Date of earliest event reported)

BROADVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	000- 28252	94-3184303
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

585 Broadway
Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 261-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A  MATERIAL DEFINITIVE AGREEMENT.

On February 10, 2005, BroadVision, Inc. (the “Company”) and Metropolitan Life Insurance Company (“Metropolitan Life”) entered into a Settlement Agreement to settle that certain lawsuit filed by Metropolitan Life against the Company on June 10, 2004 in the Superior Court of the State of California, County of Los Angeles.  Under the Settlement Agreement, the Company agreed to pay Metropolitan Life an aggregate of $1,927,500 in three installments due in February 2005, May 2005 and September 2005, and in return Metropolitan Life has agreed to dismiss the lawsuit.

In its lawsuit, Metropolitan Life alleged that the Company was liable for unlawful detainer of premises leased from Metropolitan Life. Metropolitan Life thereafter filed a First Amended Complaint alleging that the Company no longer held possession of the premises but was in breach of the lease.  The Settlement Agreement will settle approximately $3.1 million of past and future obligations under the lease.

The foregoing is a summary of the material features of the Settlement Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Settlement Agreement, which is filed as Exhibit 10.54 to this Current Report on Form 8-K, and incorporated herein by reference.

ITEM 2.03.  CREATION OF A  DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The contents of Item 1.01 are incorporated into this Item 2.03 in their entirety.

ITEM 5.02.  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On February 10, 2005, Koh Boon Hwee, a member of the Company’s Board of Directors, informed the Board of Directors of his decision not to submit his name for re-election at the Company’s next annual meeting of stockholders.  Mr. Koh will serve out the remainder of his current term.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)                                  Exhibits.

Exhibit Number	Description
10.54	Settlement Agreement dated for reference purposes February 4, 2005 by and between Metropolitan Life Insurance Company and BroadVision, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADVISION, INC.

Dated: February 15, 2005	By:	/s/ William E. Meyer
William E. Meyer
Executive Vice President,
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.54	Settlement Agreement dated for reference purposes February 4, 2005 by and between Metropolitan Life Insurance Company and BroadVision, Inc.